EXHIBIT 10.2


                                 AMENDMENT NO. 1
                                       TO
                           CAROLINA FIRST CORPORATION
                     AMENDED AND RESTATED STOCK OPTION PLAN


         In accordance with a Resolution of the Carolina First Corporation Board of Directors dated July 28, 1997 and subsequent approval of the shareholders of Carolina First Corporation on November 18, 1997, the Amended and Restated Stock Option Plan (the "Plan") is hereby amended to increase the shares authorized for issuance thereunder pursuant to options to 1,500,000.

         Section 4(c) of the Plan is also hereby amended to provide that the exercise price of options granted under the Plan may be in excess of the Fair Market Value per share of the Company's Common Stock on the date the option is granted.

         This Amendment No. 1 shall be effective November 19, 1997.